UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 13, 2011

DIGITAL ALLY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-33899	20-0064269
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 W. 110th Street, Suite 200, Overland Park, KS 66210
(Address of Principal Executive Offices) (Zip Code)

(913) 814-7774
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On September 13, 2011, Digital Ally, Inc. (the "Company") received a notice from The Nasdaq Stock Market stating that, for the thirty consecutive business days ending September 12, 2011, the closing bid price of Company’s common stock was below $1.00 per share and therefore not in compliance with Marketplace Rule 5550(a)(2).  The notification letter has no effect at this point on the listing of the Company's common stock on The Nasdaq Capital Market.  The Company's common stock will continue to trade on The Nasdaq Capital Market under the symbol DGLY.

The notification letter states that the Company will have 180 calendar days, or until March 12, 2012, to regain compliance with the minimum closing bid requirement.  In accordance with Marketplace Rule 5810(c)(3)(A), the Company can regain compliance if, at any time before March 12, 2012, the closing bid price of its common stock meets or exceeds $1.00 per share for at least ten consecutive business days.

If the Company does not regain compliance by March 12, 2012, Nasdaq will provide written notification to the Company that its common stock is subject to delisting.  In such event, the Company will be eligible for an additional 180 calendar day compliance period, or until September 12, 2012, to demonstrate compliance with the minimum closing bid price requirement if it then meets the initial listing standards, with the exception of the minimum bid price, for The Nasdaq Capital Market set forth in Marketplace Rule 5505.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Digital Ally, Inc.

Date: September 16, 2011	By:	/s/ Stanton E. Ross
Name: Stanton E. Ross,
Title: Chairman, President and Chief Executive Officer

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